Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Barry H. Bass	7600 Wisconsin Avenue
Chief Financial Officer	11th Floor
(301) 986-9200	Bethesda, MD 20814
bbass@first-potomac.com	www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
THIRD QUARTER 2008 RESULTS
Third Quarter Highlights:
•	Enhances liquidity with refinancing of $72.1 million in debt and issuance of 2,875,000 common shares with net proceeds totaling $43.9 million.
•	Executes 553,000 square feet of leases, consisting of 307,000 square feet of new leases and 246,000 square feet of renewal leases.
•	Reports FFO of $9.8 million, or $0.39 per diluted share, compared to $10.1 million, or $0.41 per diluted share, for the third quarter of 2007.
•	Rental rates per square foot increase 10% for new leases and 5% for renewal leases on a GAAP basis.
•	Completes two acquisitions totaling 380,000 square feet for $46.7 million.
BETHESDA, MD (October 28, 2008) – First Potomac Realty Trust (NYSE: FPO), a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the three and nine months ended September 30, 2008.
During the quarter, the Company significantly improved its liquidity position with the refinancing of the $72.1 million mortgage loan on its Suburban Maryland portfolio and the issuance of common shares resulting in net proceeds of $43.9 million. As of September 30, 2008, approximately $38 million, or 5.9%, of the Company’s debt matures prior to January 1, 2011.
For the third quarter of 2008, the Company’s funds from operations (“FFO”) were $9.8 million, or $0.39 per diluted share, compared with $10.1 million, or $0.41 per diluted share, during the third quarter of 2007. The Company’s net income for the third quarter of 2008 increased to $0.6 million, or $0.03 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share, for the third quarter of 2007.
The Company’s FFO for the first nine months of 2008 increased 15% over the prior-year period to $34.8 million, or $1.39 per diluted share, compared with $30.3 million, or $1.21 per diluted share, for the first nine months of 2007. The Company’s net income for the first nine months of 2008 increased to $20.5 million, or $0.85 per diluted share, compared with net income of $20 thousand for the first nine months of 2007. In June 2008, the Company sold its Alexandria Corporate Park property for a gain on sale of $14.3 million, or $0.57 per diluted share after minority interests. Also, for the nine months ended September 30, 2008, the Company repurchased $34.0 million of its Exchangeable Senior Notes at a discount, resulting in a net gain of $4.7 million, or $0.19 per diluted share after allocating a portion of the realized gain to minority interests.

The Company’s portfolio was 88.8% leased and 86.3% occupied at September 30, 2008 compared to 88.2% leased and 86.6% occupied at June 30, 2008. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Third Quarter 2008 Supplemental Financial Report, which is posted on the Company’s website,
www.first-potomac.com.
Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust, stated, “We have accomplished a lot so far this year in a very challenging environment. We improved our liquidity through a successful equity offering in September, and the refinancing of a large debt maturity in August left us with minimal debt maturities for 2009 and 2010. These efforts, combined with continued strong leasing and the discipline we have exhibited over our five years as a public company, have put us in a relatively strong position.”
Significant Leasing Activity
During the third quarter of 2008, the Company executed 553,000 square feet of leases, consisting of 307,000 square feet of new leases and 246,000 square feet of renewal leases. New leases executed include 75,000 square feet at Diamond Hill Distribution Center, 47,000 square feet at Cavalier Industrial Park and 46,000 square feet at River’s Bend Center. Rent is expected to commence for all the new leases by the end of the first quarter of 2009. Renewal leases for the quarter included 120,000 square feet at Frederick Industrial Park and 69,000 square feet at Sterling Park Business Center.
Liquidity and Financing Activity
On August 11, 2008, the Company refinanced a $72.1 million mortgage loan on its Suburban Maryland Portfolio. The mortgage was prepaid through the issuance of a $35.0 million secured term loan with KeyBank, N.A. and a $37.5 million draw on the Company’s unsecured revolving credit facility. The term loan, which matures in August 2010, has a one-year extension, at the Company’s option, with the payment of a 25 basis point extension fee. Borrowings on the loan bear interest at a rate of LIBOR plus 225 basis points. In August 2008, the Company entered into an interest rate swap agreement that fixed the interest rate on the term loan at 5.58%. The refinancing allows certain assets formerly encumbered by the Suburban Maryland Portfolio loan to be included in the Company’s unencumbered borrowing base, allowing the Company to make full use of its unsecured revolving credit facility, while also facilitating the possible sale of those assets.
On September 26, 2008, the Company entered into a $28.0 million mortgage loan with U.S. Bank N.A. to fund part of its River’s Park I & II acquisition. Borrowings on the loan bear interest at a rate of LIBOR plus 250 basis points. On September 29, 2008, the Company entered into an interest rate swap agreement that fixed the underlying interest rate on the loan at 5.97% for its initial three year term.
As of September 30, 2008, approximately $38 million, or 5.9%, of the Company’s debt matures prior to January 1, 2011.
In September 2008, the Company completed a follow-on public offering of 2,500,000 common shares at a public offering price of $16.00 per share with an option for the underwriters to purchase an additional 375,000 common shares to cover any over-allotments. On October 2, 2008, the underwriters exercised their option to purchase the additional 375,000 common shares at the offering price of $16.00 per share. In total, the Company sold 2,875,000 common shares, which generated net proceeds of approximately $43.9 million. The Company used the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility.

Financial Structure
At September 30, 2008, the Company’s debt-to-total-market capitalization ratio was 57.9% based on the Company’s closing stock price of $17.19. The Company’s interest coverage ratio for the quarter was 2.2 times compared with 2.1 times for the quarter ended June 30, 2008.
The Company had $654.9 million of debt outstanding at September 30, 2008. Of the total debt outstanding, $461.1 million was fixed-rate debt with a weighted average effective interest rate of 5.5% and a weighted average maturity of 4.7 years. The Company had $113.0 million of variable rate term debt, which was hedged through various interest rate swap agreements that fixed the loans’ respective contractual interest rates. These loans had a weighted average effective interest rate of 4.9% and a weighted average maturity of 2.9 years. At September 30, 2008, the Company’s exposure to variable interest rates consisted of $80.8 million of borrowings on its unsecured revolving credit facility, which had a weighted average interest rate of 5.1% and a maturity of 2.6 years.
Joint Venture
The Company has reached an agreement to establish a joint venture relationship with an affiliate of AEW Capital Management, L.P. (“AEW”) for the purposes of acquiring properties within the Company’s markets. The initial transaction is expected to be AEW’s acquisition of a 75% interest in the River’s Park I & II business park assets that were acquired by the Company in September 2008. Closing of the initial transaction is subject to mortgage lender approval.
Third Quarter Acquisitions
Triangle Business Center (Baltimore, Maryland) — On August 22, 2008, the Company acquired a four-building, 73,456 square foot business park in Baltimore, Maryland, for $4.4 million using available cash. The property was 68% leased to eight tenants, which includes 7,584 square feet leased back by the seller at closing.
River’s Park I & II (Columbia, Maryland) — On September 29, 2008, the Company acquired a six-building, 306,356 square foot business park in Columbia, Maryland, for $42.3 million. The property was 100% leased to 15 tenants, which includes 66,481 square feet leased back by the seller at closing through four separate leases. On October 1, 2008, the Company terminated two of these leases and expects to receive a termination fee of $1.3 million, which will be recognized as a reduction in the basis of the property. The acquisition was financed with a $28.0 million mortgage loan from U.S. Bank N.A, a draw of $13.0 million on the Company’s unsecured revolving credit facility and available cash.
Same Property Operations
Same property NOI increased $0.4 million, or 2.2%, and $0.5 million, or 0.9%, on an accrual basis for the three and nine months ended September 30, 2008, respectively, compared to the same periods in 2007. Same property rental revenue increased as a result of higher market rental rates realized during 2008. Total same property operating expenses increased due to higher property assessments and increased real estate tax rates, primarily associated with properties in Northern Virginia. There was also an increase in utility usage associated with properties in Maryland and an increase in utility rates and usage with properties in Northern Virginia. A significant portion of the increase in real estate taxes and utilities was recovered through tenant reimbursement revenue.
Dividends
On October 22, 2008, the Company declared a dividend of $0.34 per common share. The dividend will be paid on November 7, 2008, to common shareholders of record as of October 31, 2008.
Earnings and FFO Guidance
The Company narrowed its full-year FFO guidance for 2008 to $1.78 to $1.80 per diluted share, excluding cash gains on sales, and its net income before minority interests to $0.98 to $1.04 per diluted share.

Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Wednesday, October 29, 2008 at 11:00 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (303) 262-2130. A replay of the conference call will be available through November 6, 2008, by dialing (303) 590-3000 and entering the confirmation number, 11110970# when prompted for the pass code.
A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Wednesday, October 29, 2008, beginning at 11:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government.
Non-GAAP Financial Measures
Funds from Operations – Funds from operations (“FFO”) represents net income before minority interests (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company also presents FFO, as adjusted to include cash gains on sales, which adds any gains or losses associated with a disposed asset, less any accumulated depreciation related to the disposed asset, to the NAREIT calculation of FFO. The Company believes this calculation provides another indication of its performance, as recycling assets that the Company has maximized in value is an important component of the Company’s business strategy. FFO, calculated in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI – The Company defines same-property NOI as NOI for the Company’s properties wholly owned during the entirety of the periods reported. The Company’s same-property NOI calculations are reconciled to NOI at the end of this release.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Rental	$25,491	$25,029	$75,316	$73,537
Tenant reimbursements and other	5,577	5,033	16,304	15,010

Total revenues	31,068	30,062	91,620	88,547

Operating expenses:
Property operating	7,160	6,576	20,091	18,987
Real estate taxes and insurance	3,173	2,845	9,122	8,102
General and administrative	2,797	2,362	8,336	7,949
Depreciation and amortization	9,113	9,640	27,373	29,432

Total operating expenses	22,243	21,423	64,922	64,470

Operating income	8,825	8,639	26,698	24,077

Other expenses (income):
Interest expense	8,318	9,137	26,226	26,261
Interest and other income	(142)	(123)	(377)	(489)
Gain on early retirement of debt	—	—	(4,732)	—

Total other expenses	8,176	9,014	21,117	25,772

Income (loss) from continuing operations before minority interests	649	(375)	5,581	(1,695)

Minority interests	(20)	12	(172)	52

Income (loss) from continuing operations	629	(363)	5,409	(1,643)

Discontinued operations:
Income from operations of disposed property	—	607	1,335	1,718
Gain on sale of disposed property	—	—	14,274	—
Minority interests in discontinued operations	—	(19)	(481)	(55)

Income from discontinued operations	—	588	15,128	1,663

Net income	$629	$225	$20,537	$20

Depreciation and amortization of real estate assets	9,113	9,640	27,373	29,432
Discontinued operations depreciation and amortization	—	275	479	823
Minority interests	20	7	653	3
Gain on sale of disposed property	—	—	(14,274)	—

Funds from operations (FFO)	$9,762	$10,147	$34,768	$30,278

Gain on sale of property	—	—	14,274	—
Accumulated depreciation on disposed property	—	—	(4,833)	—
FFO, including cash gains on sale	$9,762	$10,147	$44,209	$30,278

Net income per share – basic and diluted:
Income (loss) from continuing operations	$0.03	$(0.01)	$0.22	$(0.07)
Income from discontinued operations	—	0.02	0.63	0.07

Net income	$0.03	$0.01	$0.85	$—

Weighted average common shares outstanding — basic	24,150	24,068	24,121	24,045
Weighted average common shares outstanding – diluted	24,204	24,068	24,172	24,045

FFO per share – basic	$0.39	$0.41	$1.40	$1.22
Weighted average common shares and units outstanding – basic	24,927	24,880	24,901	24,844
FFO per share – diluted	$0.39	$0.41	$1.39	$1.21
FFO per share – diluted, including cash gains on sale	$0.39	$0.41	$1.77	$1.21
Weighted average common shares and units outstanding – diluted	24,980	25,004	24,952	25,037

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Rental property, net	$993,997	$977,106
Cash and cash equivalents	7,699	5,198
Escrows and reserves	8,703	13,360
Accounts and other receivables, net of allowance for doubtful accounts of $671 and $700, respectively	4,378	4,365
Accrued straight-line rents, net of allowance for doubtful accounts of $79 and $43, respectively	7,800	6,638
Deferred costs, net	16,585	12,377
Prepaid expenses and other assets	7,837	6,525
Intangible assets, net	22,973	26,730

Total assets	$1,069,972	$1,052,299

Liabilities:
Mortgage loans	$324,383	$390,072
Exchangeable senior notes, net of discount	89,703	122,797
Senior notes	75,000	75,000
Secured term loans	85,000	50,000
Unsecured revolving credit facility	80,800	38,600
Accounts payable and other liabilities	13,892	11,450
Accrued interest	4,531	2,776
Rents received in advance	5,260	4,709
Tenant security deposits	5,398	5,422
Deferred market rent	8,166	9,117

Total liabilities	692,133	709,943

Minority interests (redemption value $13,346 and $13,957, respectively)	10,984	11,545

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 26,978 and 24,251 shares issued and outstanding, respectively	27	24
Additional paid-in capital	469,873	429,870
Accumulated other comprehensive income	393	—
Dividends in excess of accumulated earnings	(103,438)	(99,083)

Total shareholders’ equity	366,855	330,811

Total liabilities and shareholders’ equity	$1,069,972	$1,052,299

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)
Same Property NOI

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total base rent	$25,355	$24,710	$68,271	$67,636
Tenant reimbursements and other	5,465	4,932	14,603	14,054
Property operating expenses	(6,896)	(6,485)	(17,650)	(17,726)
Real estate taxes and insurance	(3,135)	(2,812)	(8,289)	(7,528)

Same-property[1] NOI — accrual basis	20,789	20,345	56,935	56,436

Straight-line revenue, net	(118)	(23)	(572)	(399)
Deferred market rental revenue	(454)	(408)	(1,201)	(1,241)

Same-property[1] NOI — cash basis	$20,217	$19,914	$55,162	$54,796

Changes in Same Property NOI — accrual basis
Rental revenue increase	$645		$635
Tenant reimbursements and other increase	533		549
Expense increase	(734)		(685)

	$444		$499

Same property percentage of total portfolio (sf)	91.9%		83.6%
Reconciliation of Consolidated NOI to Same-property NOI

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total revenues	$31,068	$30,062	$91,620	$88,547
Property operating expenses	(7,160)	(6,576)	(20,091)	(18,987)
Real estate taxes and insurance	(3,173)	(2,845)	(9,122)	(8,102)

NOI	20,735	20,641	62,407	61,458

Less: Non-same property NOI[2]	54	(296)	(5,472)	(5,022)

Same-property[1] NOI — accrual basis	20,789	20,345	56,935	56,436

Straight-line revenue, net	(118)	(23)	(572)	(399)
Deferred market rental revenue	(454)	(408)	(1,201)	(1,241)

Same-property[1] NOI — cash basis	$20,217	$19,914	$55,162	$54,796

Change in same-property NOI — accrual basis[3]	2.2%		0.9%
Change in same-property NOI — cash basis[3]	1.5%		0.7%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: Alexandria Corporate Park, Crossways Commerce Center (expansion), Triangle Business Center and River’s Park I & II. Also, same property results for the nine months ended September 30, 2008 and 2007 exclude Ammendale Commerce Center, Annapolis Commerce Park East, John Marshall Highway (Building II), Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen and River’s Bend Center II.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(3)	Excludes Interstate Plaza, which was fully vacant as of January 1, 2008, with a portion of the property placed in redevelopment during 2008. Same property NOI including the portion of Interstate Plaza not in redevelopment increased by 1.3% and 0.7% on an accrual and cash basis, respectfully, for the three months ended September 30, 2008 and remained flat on an accrual basis and decreased by 0.3% on a cash basis for the nine months ended September 30, 2008.